Exhibit 99.1

Global Clean Energy Holdings, Inc. announces appointment of Grant Thornton
LLP as its new independent registered public accounting firm

TORRANCE, CA Oct. 6, 2021 - Global Clean Energy Holdings, Inc. (OTCQX: GCEH), a vertically integrated renewable fuels company focused on expanding its proprietary Camelina production, today announced that it has changed its independent registered public accounting firm to Grant Thornton LLP (“Grant Thornton”).

The change of the Company’s independent registered public accounting firm was approved by the Audit Committee of the Board of Directors, and was not the result of any disagreement between the Company and its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There were no qualifications or modifications to the opinions in our prior auditor’s, or its predecessor’s, reports for the two most recently completed financial years preceding the date of the change in auditor.

“Due to our rapid growth and expansion, the Company has transitioned to a larger, international accounting firm in Grant Thornton LLP.,” said GCEH’s Chief Financial Officer, Ralph Goehring. “The Audit Committee’s decision was also based on Grant Thornton’s knowledge in auditing alternative energy companies.”

About Global Clean Energy Holdings, Inc.

Global Clean Energy Holdings, Inc. (“GCEH”) is a uniquely positioned vertically integrated renewable fuels company. GCEH’s farm-to-fuel strategy has been in place since the inception of its business, to control the full integration of the entire biofuels supply chain from the development, production, processing and transportation of feedstocks through to the refining and distribution of renewable fuels. GCEH is retooling and constructing its renewable diesel refinery in Bakersfield, California, which when completed in early 2022 will be the largest renewable fuels facility in the western United States and the largest in the country that produces renewable fuels from nonfood based feedstocks. More information can be found online at www.gceholdings.com.

Contacts:

Global Clean Energy Holdings, Inc.

Natalie Findlay

(424) 318-3518

contact@gceholdings.com

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